Exhibit 99.1

eFunds Corporation
Gainey Center II, Suite 300
8501 North Scottsdale Road
Scottsdale, AZ 85253

NEWS RELEASE	For additional information:
Debi Ford
480-629-7619
debra_ford@eFunds.com

Thom Brodeur
Brodeur Worldwide
602-808-1165
tbrodeur@brodeur.com

eFunds Announces Sale of ATM Portfolio to TRM Corporation and
Enters into Five-Year Managed Services Agreement

SCOTTSDALE, Ariz., September 20, 2004 – eFunds Corporation (NYSE: EFD) announced today that it has entered into a definitive agreement to sell its ATM portfolio to TRM Corporation (NASDAQ: TRMM) for $150 million in cash. The ATM portfolio being sold to TRM includes approximately 17,000 ATM machines under merchant contracts located throughout the U.S. and Canada, including machines owned and leased by eFunds. eFunds is a leading provider of risk management, electronic payments, ATM and global outsourcing solutions. TRM Corporation is a global consumer services company that provides ATM and photocopying services in high-traffic convenience retail environments.

In addition, eFunds and TRM have entered into a five-year contract under which eFunds will provide ATM driving, processing and management services to the combined network of approximately 21,800 ATMs located throughout North America and the United Kingdom, making it the largest managed services contract in the industry.

“Selling our ATM deployment business and expanding our management services operations is part of eFunds strategy to focus on higher growth, higher margin opportunities, while augmenting our global footprint in our core outsourcing, processing and risk management businesses,” declared Paul F. Walsh, Chairman and Chief Executive Officer of eFunds. “The eFunds -TRM relationship is consistent with our efforts to develop strategic alliances with value-added partners, such as TRM, serving specific segments of the market.”

“We believe eFunds’ ATM portfolio can be further leveraged through TRM’s core competencies, which include ATM deployment, field services and sales support, and our customers, employees and shareholders will realize greater value as a result of this important acquisition,” said Kenneth L. Tepper, President and Chief Executive Officer of TRM Corporation.

The transaction is expected to close by the end of 2004, subject to regulatory approvals and other closing conditions. eFunds expects the transaction to be neutral to earnings for 2004 and is maintaining its earnings guidance. For 2005, it is expected that the transaction is likely to result in improved operating margins, return on invested capital and growth rates of the Company.

About eFunds

eFunds Corporation (NYSE: EFD) is an industry leader with nearly 30 years of experience and expertise in electronic payments. eFunds provides electronic transaction software and processing solutions, ATM solutions, risk management and global outsourcing solutions to financial institutions, electronic funds transfer networks, government agencies and retailers around the world.

Committed to providing excellent customer service and award-winning products, eFunds enables its clients to reduce transaction and infrastructure costs, detect potential fraud and enhance relationships with their customers. eFunds is one of the largest third-party processors of electronic funds transfers (EFT), one of the largest ATM managed services providers in the world, and is the provider of the world’s largest debit database. www.eFunds.com.

About TRM Corporation

TRM Corporation is a global consumer services company that has provided convenience banking (ATM) and photocopying solutions in high-traffic retail environments for more than 22 years. TRM’s customer base has grown to 20,000 retailers throughout the United States and 25,000 locations worldwide, including operations in the United Kingdom and Canada.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Factors that could result in such a variation include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control, potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services, competitive factors, and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2004.

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